Exhibit 3.2

AMENDED & RESTATED

BY-LAWS

of

ALABAMA NATIONAL BANCORPORATION

(Effective February 18, 2004)

ARTICLE I

OFFICES

Section 1.	Registered Office. The registered office of Alabama National BanCorporation (herein called the “Corporation”), in the State of Delaware shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2.	Principal Office. The principal office of the Corporation shall be in the City of Birmingham, County of Jefferson, State of Alabama.

Section 3.	Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.	Meetings. Meetings of stockholders may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed Waiver of Notice thereof.

Section 2.	Annual Meeting. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such time and place as is determined by the Board of Directors of the Corporation each year and as is stated in the notice of the meeting.

Section 3.	Notice of Annual Meetings. Written notice of annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

Section 4.	Stockholder List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 5.	Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting.

Section 6.	Notice of Special Meetings. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 7.	Business at Special Meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8.	Quorum; Adjournment. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder or record entitled to vote at the meeting.

Section 9.	Voting. When a quorum is present at any meeting of stockholders, (a) directors shall be elected by a plurality of the votes of the shares present in person or represented by a proxy at the meeting and entitled to vote on the election of directors, and (b) in all matters other than the election of directors, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any matter brought before such meeting, unless the question is one upon which by express provision of law or of the Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such matter.

Section 10.	Voting In Person or By Proxy. Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

ARTICLE III

DIRECTORS

Section 1.	Powers of the Board. The business of the Corporation shall be managed by its Board of Directors (sometimes herein referred to as the “Board”) which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

Section 2	Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 3.	Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this By-Law immediately after, and at the same place as, the annual meeting of stockholders. The Board of Directors may provide, by resolution, the date, time and place, either within or without the State of Delaware, for the holding of additional regular meetings without notice other than such resolution.

Section 4.	Special Meetings. Special meetings of the Board of Directors may be held at any date, time and place upon the call or at the request of the Chairman of the Board and shall be called by the Chairman of the Board at the request of at least sixty percent (60%) of the directors then serving on the Board of Directors.

Section 5.	Notice. The person or persons calling a special meeting of the Board of Directors shall, at least two days before the meeting, give notice thereof by any usual means of communication. Such notice may be communicated, without limitation, in person; by telephone, facsimile, or other electronic transmission; or by mail or private carrier. Written notice of a directors meeting is effective at the earliest of the following:

(a)	when received;

(b)	upon its deposit in the United States mail, as evidenced by the postmark, if mailed with postage thereon prepaid and correctly addressed;

(c)	if by facsimile or other electronic transmission, by acknowledgment of the electronic transmission; or

(d)	on the date shown on the confirmation of delivery issued by a private carrier, if sent by private carrier to the address of the director last known to the Corporation.

Oral notice is effective when actually communicated to the director. Notice of an adjourned meeting of directors need not be given if the time and place are fixed at the meeting being adjourned. The notice of any meeting of directors need not describe the purpose of the meeting unless otherwise required by the Delaware General Corporation Law (the “DGCL”).

Section 6.	Waiver. A director may waive any notice required by the DGCL, the Certificate of Incorporation or these Bylaws before or after the date and time stated in the notice. The waiver must be in writing, signed by the director entitled to the notice, and filed with the minutes or corporate records, except that, notwithstanding the foregoing requirement of written waiver, a director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting expressly objects to holding the meeting or transacting business at the meeting because the meeting is not lawfully called or convened.

Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors or members of a committee of the Board of Directors need be specified in the notice or waiver of notice of such meeting unless so required by the Certificate of Incorporation.

Section 7.	Quorum. At all meetings of the Board a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8.	Participation By Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in any meeting of the Board of Directors or of any such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other; and participation in a meeting in such manner shall constitute presence in person at the meeting.

Section 9.	Voting. At all meetings of the Board of Directors each director shall have one vote and, except as otherwise provided herein or by law, all questions shall be determined by a majority vote of the directors present.

Section 10.	Written Consent. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 11.	Compensation. Directors, by resolution of the Board of Directors, may be compensated as directors. Such compensation may include: a fixed salary or retainer; a fixed sum for attendance at each meeting of the Board of Directors; expenses for attendance at such meetings; or any combination of the foregoing. Members of committees of the Board of Directors, by resolutions of the Board of Directors, may be compensated in like manner. No such compensation to a director, as a director, shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 12.	Vacancies. In the event of a vacancy occurring in the Board of Directors, whether as a result of the creation of a new directorship pursuant to Section A of Article FIFTH of the Certificate of Incorporation or the death, resignation, retirement, disqualification or removal of a director, the Nominating and Corporate Governance Committee shall propose to the remaining directors a slate of candidates for the vacant position.

ARTICLE IV

COMMITTEES OF THE BOARD OF DIRECTORS

Section 1.	Executive Committee. The Board of Directors may create an Executive Committee of the Board of Directors to be comprised of at least three (3) directors appointed by a majority of the Board of Directors. The Executive Committee, between meetings of the Board of Directors and subject to such limitations as may be required by law or imposed by resolution of the Board of Directors, shall have and may exercise all of the authority of the Board of Directors in the management of the Corporation; provided, however, that the Executive Committee shall not have the power to amend or repeal any resolution of the Board of Directors that by its terms shall not be subject to amendment or repeal by the Executive Committee, or any resolution of the Board of Directors concerning the establishment or membership of the Executive Committee, and the Executive Committee shall not have the authority of the Board of Directors in reference to matters required by law to be passed upon by the full Board. Meetings of the

Executive Committee may be held at any time on call of its Chairman or any two members of the Executive Committee. A majority of the members shall constitute a quorum at all meetings. The Executive Committee shall act by majority vote of its members present when a quorum is established. The Executive Committee shall keep minutes of its proceedings and shall report its actions to the next succeeding meeting of the Board of Directors.

Section 2.	Other Committees. The Board of Directors may from time to time, by resolution or resolutions passed by a majority of the entire Board, create or eliminate one or more other committees, including but not limited to Audit, Nominating and Corporate Governance, and Compensation committees, and appoint members of the Board of Directors to serve on them. Each committee shall consist of three or more of the directors of the Corporation. The Board of Directors shall at its discretion approve a charter describing the powers, authority, duties and responsibilities of each committee. The provisions of the DGCL and these Bylaws that govern meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors, shall apply to committees and their members as well. To the extent specified by the Board of Directors, each committee may exercise the authority of the Board of Directors, except as to the matters which the DGCL specifically excepts from the authority of such committees. Nothing contained in this Section shall preclude the Board of Directors from establishing and appointing any committee, whether of directors or otherwise, not having or exercising the authority of the Board of Directors.

ARTICLE V

NOTICES

Section 1.	Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director or stockholder, such notice may be given by mail or private carrier, addressed to such director or stockholder, at his or her address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time, with respect to mail, when the same shall be deposited in the United States mail, or, with respect to a private carrier, the date shown on the confirmation of delivery issued by the private carrier. Written notice to directors may also be given (i) personally, which shall be deemed to be given when received, or (ii) by facsimile or other electronic transmission, which shall be deemed to be given by acknowledgment of the electronic transmission.

Section 2.	Waivers of Notice. Whenever any notice is required to be given under the provisions of the DGCL, or of the Corporation’s Certificate of Incorporation, or of these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE VI

OFFICERS

Section 1.	Number. The officers of the Corporation shall consist of a Chairman of the Board of Directors, one or more Vice Chairmen of the Board of Directors, a President, one or more Executive Vice Presidents, one or more Vice Presidents, a Treasurer, a Secretary, (or a Treasurer/Secretary if the Board of Directors so elects) and such Assistant Treasurers, Assistant Secretaries, and other officers as may from time to time be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person. The failure of the Board of Directors to elect any officer other than a President and a Secretary shall not constitute a violation of these By-Laws. The Board of Directors may designate one of such officers as the Chief Executive Officer of the Corporation, and in the absence of such designation, the Chairman of the Board shall be the Chief Executive Officer.

Section 2.	Election. The officers of the Corporation shall be elected annually by the Board of Directors at the regular meetings of the Board of Directors held after each annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Each officer shall hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall resign or shall have been removed in the manner hereinafter provided. The Board of Directors at any meeting may appoint agents and employees to serve for such time and to have such duties and authority as the Board of Directors may determine. All agents and employees of the Corporation not appointed by the Board of Directors may be appointed by the Chairman of the Board, or by persons authorized by him to do so, to serve for such time and to have such duties as the appointing authority may determine.

Section 3.	Removal. Any officer or agent elected or appointed by the Board of Directors may be removed, with or without cause, at any time, by the affirmative vote of the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create any contract right in favor of such officer or agent.

Section 4.	Vacancies. Vacancies occurring in any office filled by the Board of Directors because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term. A vacancy in any other office for any reason shall be filled by the Board of Directors or any superior officer to whom authority in the premises may have been delegated by these By-Laws or by resolution of the Board of Directors.

Section 5.	Chairman of the Board. The Chairman of the Board of Directors shall, subject to the control of the Board of Directors, in general supervise and control the business and affairs of the Corporation. He shall, when present, preside at all meetings of the stockholders and of the Board of Directors. He may sign, with the Secretary or an Assistant Secretary, certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of the chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 6.	Vice Chairman of the Board. The Vice Chairman of the Board (or in the event there be more than one Vice Chairman of the Board, the Vice Chairman in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall, in the absence of the Chairman of the Board of Directors and when present, preside at meetings of the stockholders and of the Board of Directors. Any Vice Chairman may sign, with the Secretary or an Assistant Secretary, certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officers or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and shall perform such other duties as may be prescribed by the Board of Directors from time to time.

Section 7.	President. The President of the Corporation shall be the chief operating officer of the Corporation and, subject to the control of the Board of Directors and the Chairman of the Board, shall in general supervise and control the day to day business and affairs of the Corporation. The President shall, in the absence of the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors, preside at all meetings of the stockholders and of the Board of Directors. He may sign, with the Secretary or an Assistant Secretary, certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officers or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of President and chief operating officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 8.	Executive Vice President. In the absence of the President or in the event of his death, inability or refusal to act, the Executive Vice President (or in the event there be more than one Executive Vice President, the Executive Vice Presidents

in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. Any Executive Vice President may sign, with the Secretary or an Assistant Secretary, certificates for shares of the Corporation; and perform such other duties as from time to time may be assigned to him by the Chairman of the Board, by the President, or by the Board of Directors.

Section 9.	Vice President. In the absence of the President and the Executive Vice President(s) (if any) or in the event of his and their death, inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or an Assistant Secretary, certificates for shares of the Corporation, and shall perform such other duties as from time to time may be assigned to him by the Chairman of the Board, by the President, or by the Board of Directors.

Section 10.	Secretary. The Secretary shall: (a) keep the minutes of the proceedings of the stockholders and of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized; (d) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (e) sign with the Chairman of the Board, President, an Executive Vice President, or a Vice President, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the Corporation; and (g) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Chairman of the Board, by the President, or by the Board of Directors.

Section 11.	Treasurer. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Board of Directors; and (c) in general perform all of the duties as from time to time may be assigned to him by the Chairman of the Board, by the President, or by the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.

Section 12.	Assistant Treasurers. The Assistant Treasurers shall perform the duties of the Treasurer during his absence or incapacity. The Assistant Secretaries shall perform the duties of the Secretary during his absence or incapacity. The Assistant Secretaries may sign with the Chairman of the Board, the President, an Executive Vice President, or a Vice President certificates for shares of the Corporation the issuance of which shall have been authorized by a resolution of the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the Chairman of the Board, by the President, or by the Board of Directors.

Section 13.	Salaries. The salaries of the officers shall be fixed from time to time by the Compensation Committee of the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

ARTICLE VII

MANAGEMENT AND CONSULTING AGREEMENTS

Section 1.	Management Agreements. The Board of Directors shall be authorized to enter into agreements on behalf of the Corporation providing for the management (without limitation except as imposed by law) of the business and affairs of the Corporation by such person, firm, or corporation as the Board, in its discretion, may select.

Section 2.	Consulting Agreements. The Board of Directors shall be authorized to contract from time to time for consulting services to be provided to the management of the Corporation.

ARTICLE VIII

CERTIFICATES OF STOCK

Section 1.	Certificate. Shares of the Corporation’s capital stock may but need not be represented by certificates. Upon request, every holder of uncertificated shares shall be entitled to have a certificate. When shares are represented by certificates, the Corporation shall issue such certificates in such form as shall be required by the DGCL and as determined by the Board of Directors, to every stockholder of the Corporation for the fully paid shares owned by such stockholder. Each certificate shall be signed by, or in the name of, the Corporation by (i) the Chairman of the Board, the President, an Executive Vice President, or a Vice President of the Corporation and (ii) the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

Section 2.	Transfer Agent; Registrar; Signature. The Board of Directors may from time to time appoint one or more transfer agents and one or more registrars for the shares of capital stock of the Corporation or any class thereof, which agents and registrars may establish rules and regulations for the issue, transfer and registration of certificates not inconsistent with these Bylaws. Where a certificate is (1) countersigned by a transfer agent other than the Corporation or its employee, or (2) countersigned and registered by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The Board may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates.

Section 3.	Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.	Replacement of Mutilated Certificates. A new certificate may be issued in lieu of any certificate previously issued that may be defaced or mutilated upon surrender for cancellation of a part of the old certificate sufficient in the opinion of the Secretary and the transfer agent or the registrar to duly identify the defaced or mutilated certificate and to protect the Corporation and the transfer agent or the registrar against loss or liability. Where sufficient identification is lacking, a new certificate may be issued upon compliance with the conditions set forth in Section 3 of this Article VIII.

Section 5.	Stock Transfer Books and Transfer of Shares. The Corporation or its transfer agent shall keep a book or set of books to be known as the stock transfer books of the Corporation, containing the name of each stockholder of record of the Corporation, together with such stockholder’s address and the number and class or series of shares held by such stockholder. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. All certificates surrendered for transfer shall be canceled before new certificates for the transferred shares shall be issued.

Section 6.	Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 7.	Registered Stockholders. Except as otherwise required by the law of Delaware, the Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be found to recognize any equitable or other claim to interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE IX

GENERAL PROVISIONS

Section 1.	Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Section 2.	Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 3.	Statement of the Business and Condition of the Corporation. The Board of Directors shall present at each annual meeting a full and clear statement of the business and condition of the Corporation.

Section 4.	Checks; Demands for Money and Notes. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 5.	Fiscal Year. The fiscal year of the Corporation shall be as established from time to time by the Board of Directors.

Section 6.	Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE X

INDEMNIFICATION

Section 1.	To the extent permitted by the DGCL from time to time in effect and subject to the limits of applicable Federal law and regulation, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (or any predecessor of any such entities), including service with respect to employee benefit plans maintained or sponsored by the Corporation (or any predecessor), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2.	To the extent permitted by the DGCL from time to time in effect and subject to the limits of applicable Federal law and regulation, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (or any predecessor of any such entities), including service with respect to employee benefit plans maintained or sponsored by the Corporation (or any predecessor), against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 3.	To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise, including the dismissal of an action without prejudice, the disposition of a claim or issue by partial summary judgment, or any other partial success, or the settlement of any action without admission of liability, in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article X, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4.	Expenses incurred in defending or investigating a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

Section 5.	The indemnification and advancement of expenses provided by, or granted pursuant to, the other portions of this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, court order or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. It is the policy of the Corporation that indemnification shall be made to the fullest extent permitted by law. All rights to indemnification under this Article X shall be deemed to be provided by a contract between the Corporation and the director, officer, employee or agent who serves in such capacity at any time while these By-Laws and other relevant provisions of the DGCL and other applicable law, if any, are in effect. Any repeal or modification thereof shall not effect any rights or obligations then existing.

Section 6.	Any indemnification or advance shall be made promptly and in any event within forty-five (45) days, upon the written request of the director, officer, employee or agent, unless a determination is reasonably and promptly made that such director, officer, employee or agent failed to meet the applicable standard of conduct set forth in Sections 1 or 2 of this Article X. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), (2) if such a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable, or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel (as hereinafter defined) in a written opinion, or (3) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. If the request for indemnification involves an action, suit or proceeding that arises from the merger, consolidation, reorganization, liquidation, sale of all or substantially all of the assets, or other extraordinary transaction of the Corporation, the inquiry and resolution thereof required by this Section 6, at the option of the person seeking indemnification, shall be made by a neutral person mutually acceptable to the Corporation and the person seeking indemnification (the “Neutral Person”). If no disposition of such claim for indemnification is made within forty-five (45) days, a favorable determination of entitlement to indemnification shall be deemed to have been made. The director’s, officer’s, employee’s or agent’s expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, shall also be indemnified by the Corporation.

Section 7.	The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall, unless otherwise provided, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 8.	Neither the repeal or modification of this Article X nor the adoption of any provision of the Certificate of Incorporation or the By-Laws inconsistent with this Article X shall adversely affect the rights of any director, officer, employee or agent of the Corporation with respect to causes of action, suits or claims that accrue or arise prior to such repeal, modification or adoption of an inconsistent provision. If this Article X or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent against expenses (including attorneys’ fees), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan) and amounts paid in settlement with respect to any action, suit or proceeding whether civil, criminal, administrative or investigative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the fullest extent permitted by applicable portions of this Article X that shall not have been invalidated, or by any other applicable law.

Section 9.	The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article X.

Section 10.	Upon resolution adopted by the Board of Directors, the Corporation may establish a trust or other designated account, grant a security interest or use other means (including, without limitation, a letter of credit), to ensure the payment of certain of its obligations arising under this Article X and/or agreements which may be entered into between the Corporation and its directors, officers, employees, and agents from time to time.

Section 11.	For purposes of this Article X, references to “the Corporation” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article X with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued; references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed against a person with respect to any employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article X.

Section 12.	For purposes of this Article X:

“Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

“Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article X.

References to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

ARTICLE XI

AMENDMENTS

Section 1.	Alteration, Amendment, Repeal. To the extent permitted by the Certificate of Incorporation, these By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the stockholders or by the Board of Directors at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such special meeting.

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